EXHIBIT 99.1
November 30, 2011

EAGLE ROCK ENERGY PARTNERS, L.P. TO PRESENT AT 2011 WELLS FARGO SYMPOSIUM IN NEW YORK CITY AND RING NASDAQ CLOSING BELL

HOUSTON – Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (the “Partnership”) announced today that Joseph A. Mills, Chief Executive Officer, and Jeffrey P. Wood, Chief Financial Officer, will be presenting at the 2011 Wells Fargo Securities Pipeline, MLP and E&P, Services & Utility Symposium in New York, NY on Tuesday, December 6th at 10:35 a.m. Eastern Time.  Mr. Mills and Mr. Wood will also be conducting investor meetings at the conference.

A live version of the webcast and the accompanying presentation materials will be available on the Partnership's website at www.eaglerockenergy.com under the Investor Relations tab.  In addition, a replay of the webcast will be available on the Partnership's website for 30 days after the original webcast is concluded.

The Partnership also announced today that its executives, certain board members, and other members of senior management will ring the closing bell at the NASDAQ MarketSite on Wednesday, December 7th at 4:00 PM Eastern Time to celebrate its fifth year anniversary as a publicly-traded partnership.

About the Partnership
Eagle Rock Energy is a growth-oriented limited partnership engaged in: (i) the business of gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing natural gas liquids; and crude oil logistics and marketing; and (ii) the business of acquiring, developing and producing interests in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations